Exhibit 99.1

CANDELA CORPORATION (Nasdaq: CLZR)

Condensed Consolidated Statements of Operations (unaudited)

(amounts in thousands, except per share amounts)

	For the three months ended:		For the year ended:
	July 3, 2004	June 28, 2003	July 3, 2004	June 28, 2003

Revenue	$34,204	$25,939	$104,438	$78,651
Cost of sales	16,576	12,527	51,273	38,633

Gross profit	17,628	13,412	53,165	40,018

Operating expenses:
Research and development	1,351	1,375	5,302	4,545
Selling, general and administrative	11,185	7,639	33,978	24,519

Total operating expenses	12,536	9,014	39,280	29,064

Income from operations	5,092	4,398	13,885	10,954

Other income (expense):
Interest income	80	89	308	651
Interest expense	(6)	(4)	(19)	(218)
Other income (expense)	526	(18)	924	(44)

Total other income (expense)	600	67	1,213	389

Income from continuing operations before income taxes	5,692	4,465	15,098	11,343

Provision for income taxes	1,371	1,240	4,586	3,516

Income from continuing operations	4,321	3,225	10,512	7,827

Discontinued operations:
Loss from discontinued skin care center operations	—	(235)	(298)	(1,013)
Loss on disposal of Skin Care Center, including provision of 3,348 for operating losses less income tax benefit of 1,253.	—	—	(2,095)	—

Net income	$4,321	$2,990	$8,119	$6,814

Net income (loss) per share of common stock:
Basic:
Income from continuing operations	$0.20	$0.16	$0.48	$0.39
Loss from discontinued operations	—	(0.01)	(0.11)	(0.05)
Basic earnings per share	0.20	0.15	0.37	0.34

Diluted:
Income from continuing operations	0.19	0.15	0.46	0.38
Loss from discontinued operations	—	(0.01)	(0.10)	(0.05)
Diluted earnings per share	$0.19	$0.14	$0.36	$0.33

Weighted average shares outstanding	22,295	20,913	21,902	20,083

Diluted weighted average shares outstanding	23,073	21,606	22,712	20,645

CANDELA CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)

(dollars in thousands)

	July 3, 2004	June 28, 2003

Assets

Current assets:
Cash and cash equivalents	$37,396	$31,870
Accounts receivable, net	34,302	26,572
Notes receivable	1,151	1,086
Inventories	13,571	10,834
Other current assets	3,238	658

Total current assets	89,658	71,020

Property and equipment, net	3,406	3,327

Other assets	7,415	6,154

Total assets	$100,479	$80,501

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$6,973	$5,271
Accrued payroll and related expenses	5,428	4,656
Accrued warranty	4,946	3,628
Income taxes payable	1,844	3,528
Restructuring reserve	0	0
Other accrued liabilities	3,586	2,755
Current liabilities of discontinued operations	1,019	1,095
Deferred income	3,421	2,779
Total current liabilities	27,217	23,712

Other long-term liabilities	3,945	3,393
Long-term liabilities of discontinued operations	2,548	48
Total long-term liabilities	6,493	3,441

Stockholders’ equity
Common stock	268	258
Less: Treasury stock	(12,997)	(12,997)
Additional paid-in capital	53,047	48,350
Accumulated earnings	26,023	17,904
Cumulative translation adjustment	428	(167)
Total stockholders’ equity	66,769	53,348

Total liabilities and stockholders’ equity	$100,479	$80,501